Filed Pursuant to Rule 433

Registration No. 333-271899-11

**Pricing Details** Bridgecrest $642.14MM Subprime Auto ABS BLAST 2026-2

Joint Lead Bookrunners: Wells Fargo (Str), BMO, and Deutsche Bank

Co-Manager: Citi

-Anticipated Capital Structure-

CL	SIZE($MM)	WAL^	S&P/DBRS*	P.WIN	E.FIN	L.FIN	BENCH Spread	YLD%	CPN%	$ PRICE

A-1	82.000	0.09	A-1+/R-1(H)	1-3	07/26	04/27	I-CRV +30	3.971	3.971	100.00000
A-2	123.340	0.46	AAA/AAA	3-10	02/27	09/28	I-CRV +59	4.286	4.24	99.99641
A-3	123.340	1.20	AAA/AAA	10-20	12/27	01/30	I-CRV +61	4.315	4.27	99.99232
B	66.110	1.83	AA/AA	20-25	05/28	02/32	I-CRV +85	4.611	4.56	99.98736
C	85.490	2.38	A/A	25-33	01/29	02/32	I-CRV +115	4.930	4.88	99.99995
D	100.310	3.17	BBB/BBB	33-44	12/29	02/32	I-CRV +145	5.250	5.19	99.99008
E	61.550	3.71	BB/BB	44-45	01/30	05/33	I-CRV +345	7.281	7.17	99.99085

^ WAL to 1.75% ABS to 10% Clean-Up Call

*Expected Ratings

-Deal Summary-

Offered Size : $642,140,000

Exp. Settle : 4/28/2026

Pxg Speed : 1.75% ABS to 10% Call

Offering Format: Public/SEC Registered (Class A-1 – D) | 144A (Class E)

First Pay Date : 5/15/2026

ERISA Eligible : Yes (Class A-1 – D) | No (Class E)

Exp. Ratings : S&P/DBRS

Min Denoms : $1k x $1k (Class A-1 – D) | $900k x $1k (Class E)

BBG Ticker : BLAST 2026-2

B&D : Wells Fargo

-Available Information-

Attached Materials: Preliminary Prospectus, Preliminary POM, FWP and CDI

Intex Deal Name : wsblast_202602 Password: V2KK

Roadshow Link : https://dealroadshow.com Password: BLAST262 (case sensitive)

Direct Link : https://dealroadshow.com/e/BLAST262

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.